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                                                                     Exhibit 3.2


                               ANNEXURE "A" TO THE

                  WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS

                                       OF

                          VIGILANT INTERNATIONAL, LTD.

                    DESIGNATING THE RIGHTS AND PREFERENCES OF

                            SERIES A PREFERRED SHARES

                             Dated 5 September 2003


            The terms of the authorized Series A Preferred Shares (as defined below) of Vigilant International, Ltd., an exempted company formed with limited liability under the laws of the Cayman Islands (the "Company"), shall be as set forth below in this Annexure A to the Written Resolutions of the Board of Directors of the Company.

            (a) Designation. (1) There is hereby created from the authorized and unissued Preferred Shares, par value $0.0001 per share, of the Company a series of convertible redeemable Preferred Shares designated as the Company's "Series A Preferred Shares" (the "Series A Preferred Shares") having such rights and preferences set forth herein. Each Series A Preferred Share shall have a liquidation preference of $10.00 (the "Liquidation Preference").

            (2) All Series A Preferred Shares purchased, exchanged, converted or otherwise acquired by the Company shall be canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued Preferred Shares, par value $0.0001 per share, of the Company, without designation as to series, and may thereafter be reissued.

            (b) Currency. All Series A Preferred Shares shall be denominated in United States currency, and all payments and distributions thereon or with respect thereto shall be made in United States currency. All references herein to "$" or "dollars" refer to United States currency.

            (c) Ranking. The Series A Preferred Shares shall, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank (1) prior to each other class or series of shares of the Company except Parity Shares (as defined below) and (2) on a parity with Parity Shares. For purposes hereof, (A) "Junior Shares" shall mean the Class A Com-
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                                      -2-


mon Shares of the Company, par value $0.0001 per share (the "Class A Common Shares"), and the Class B Common Shares of the Company, par value $0.0001 per share (the "Class B Common Shares," and together with the Class A Common Shares, the "Common Shares"), and the shares of any other class or series of equity securities of the Company that, by the terms of the Articles of Association of the Company or of the instrument by which the Board of Directors shall fix the rights, preferences and limitations thereof, shall not be designated as Parity Shares and (B) "Parity Shares" shall mean the shares of any other class or series of equity securities of the Company that, by the terms of the Articles of Association of the Company or of the instrument by which the Board of Directors shall fix the rights, preferences and limitations thereof, shall, in the event that the dividends thereon are not paid in full, be entitled to share ratably with the Series A Preferred Shares, or shall, in the event that the amounts payable thereon on liquidation are not paid in full, be entitled to share ratably with the Series A Preferred Shares in any distribution of assets other than by way of dividends in proportion to the sums which would be payable in such distribution if all sums payable were discharged in full.

            (d) Dividends. (1) The holders of Series A Preferred Shares shall be entitled to receive, from funds legally available therefor in the case of dividends paid in cash, dividends at the annual rate per Series A Preferred Share of 15% of the sum of (A) the Liquidation Preference and (B) all unpaid dividends, if any, whether or not declared, from the Issuance Date to the applicable Dividend Payment Date. Except as provided below with respect to the initial dividend period, dividends on Series A Preferred Shares shall be payable semi-annually on March 1 and September 1 of each year beginning on March 1, 2004 (each, a "Dividend Payment Date"), except that if any Dividend Payment Date is not a Business Day then the Dividend Payment Date shall be on the first immediately succeeding business day. Dividends payable with respect to Series A Preferred Shares for the semi-annual period beginning on the day following a Dividend Payment Date shall accrue on the first day of such semi-annual period (or in the case of the period ending on March 1, 2004, such dividends shall accrue on the Issuance Date) and shall be payable whether the Series A Preferred Shares remain outstanding on the succeeding Dividend Payment Date.

            (2) Dividends on the Series A Preferred Shares may be paid, in the sole discretion of the Board of Directors, either in (A) cash, (B) additional Series A Preferred Shares or (C) any combination of cash and additional Series A Preferred Shares, and the issuance of the requisite number of Series A Preferred Shares (such number determined as provided in the next sentence) pursuant to (B) or (C) shall constitute full payment of any such dividend. Series A Preferred Shares issued to pay dividends shall be valued at the Liquidation Preference and fractional shares shall be issued. All dividend payments paid with respect to Series A Preferred Shares shall be paid pro rata to the holders entitled thereto. All Series A Preferred Shares issued as a dividend in respect of Series A Preferred Shares shall thereupon be duly authorized, validly issued, fully paid and non-assessable. In no event shall an election
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                                      -3-


by the Board of Directors to pay dividends, in full or in part, in cash or in Series A Preferred Shares in lieu of payment, in full or in part, in cash preclude the Board of Directors from electing any such alternative in respect of all or any portion of any subsequent dividend.

            (3) Dividends to be paid on a Dividend Payment Date shall be paid to the holders of record of Series A Preferred Shares as they appear on the share register of the Company at the close of business on such record dates, which shall be not more than 45 days nor fewer than 10 days preceding each Dividend Payment Date thereof, as shall be fixed by the Board of Directors.

            (e) Liquidation Preference. (1) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the Company's shares resulting in a distribution of assets to the holders of any class or series of the Company's shares, each holder of Series A Preferred Shares shall be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per Series A Preferred Share held by such holder, plus all accumulated and unpaid dividends thereon, before any distribution is made on any Junior Shares, including, without limitation, Common Shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company or a reduction or decrease in the Company's capital shares, the amounts payable with respect to Series A Preferred Shares and all other Parity Shares are not paid in full, the holders of Series A Preferred Shares and the holders of the Parity Shares shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and all accumulated and unpaid dividends to which each such holder is entitled.

            (2) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation, merger or amalgamation of the Company with or into any person or the consolidation, merger or amalgamation of any person with or into the Company shall alone be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, or a reduction or decrease in the capital of the Company, without the adoption of a formal plan of liquidation by the Company.

            (f) Voting Rights. Except as required by applicable law, the Articles of Association of the Company and as may otherwise be provided herein or in any amendment hereto, the holders of Series A Preferred Shares shall not be entitled to any voting rights as shareholders of the Company except as follows:

            (1) The affirmative vote of the holders of at least nine-tenths of the outstanding Series A Preferred Shares, voting together as a single class, in person or by proxy, at a special or annual meeting called for the purpose, or by written resolution in lieu of a meeting, shall be required to amend, repeal or change any provisions of this
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                                      -4-


      Annexure A in any manner that would adversely affect, alter or change the powers, preferences or special rights of the Series A Preferred Shares; provided, however, that the creation, authorization or issuance of any other class or series of Junior or Parity Shares or the increase or decrease in the amount of authorized shares of any such class or series or of the Series A Preferred Shares, or any increase, decrease or change in the par value of any class or series of shares (including the Series A Preferred Shares), shall not require the consent of the holders of the Series A Preferred Shares and shall not be deemed to affect adversely, alter or change the powers, preferences and special rights of the Series A Preferred Shares. With respect to any matter on which the holders of the Series A Preferred Shares are entitled to vote as a separate class, each Series A Preferred Share shall be entitled to one vote.

            (2) Holders of Series A Preferred Shares shall be entitled to notice of any shareholders' meeting. The holders of Series A Preferred Shares shall be entitled to vote upon all matters upon which holders of the Common Shares have the right to vote. Each Series A Preferred Share shall be entitled to a number of votes equal to the number of votes that the number of Class B Common Shares into which such Series A Preferred Shares could be converted pursuant to the provisions of paragraphs (g)(1) and (h) hereof would have had such Series A Preferred Shares been converted into Class B Common Shares at the record date for the determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written resolution of shareholders is solicited, such votes to be counted together with all other shares having general voting powers and not separately as a class.

            (g)   Conversion.

            (1) Optional Conversion. Each Series A Preferred Share shall be convertible at any time and from time to time at the option of the holder thereof into fully paid and nonassessable Class B Common Shares. The mechanism of conversion is by means of redemption of the Series A Preferred Shares and by issue of Class B Common Shares and references herein to "conversion" shall be construed accordingly. The number of Class B Common Shares deliverable upon conversion of a Series A Preferred Share as of the Issuance Date, subject to adjustment as hereinafter provided, shall be one.
            (2) Mandatory Conversion. Following the second anniversary of the Issuance Date, the Series A Preferred Shares shall automatically convert into Class B Common Shares. The number of Class B Common Shares deliverable upon conversion of a Series A Preferred Share shall be as set forth in paragraphs
(g)(1) and (h).

            (3) Fractional Shares. In connection with the conversion of any Series A Preferred Shares, no fractions of Class B Common Shares shall be issued, but in lieu thereof,
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                                      -5-


the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price of the Class A Common Shares as of the date of conversion. If more than one Series A Preferred Share shall be surrendered for conversion by the same holder at the same time, the number of full Class B Common Shares issuable on conversion thereof shall be computed on the basis of the total number of Series A Preferred Shares so surrendered.

            (4) Mechanics of Conversion. Before any holder of Series A Preferred Shares shall be entitled to convert the same into Class B Common Shares, such holder shall give written notice to the Company of the election to convert the same and shall state therein the name or names in which the Class B Common Shares are to be issued and if such Series A Preferred Shares have been issued in certificated form, surrender the certificate or certificates therefor, duly endorsed in favor of the Company, or deliver an appropriate indemnity agreement, at the office of the Company or its transfer agent for the Series A Preferred Shares. The Company shall, as soon as practicable thereafter, cause the issue of the Class B Common Shares to be recorded on the share register of the Company, and, if to be issued in certificated form, issue and deliver at such office to such former holder of Series A Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for, the number of Class B Common Shares to which such holder shall be entitled as aforesaid. An appropriate entry shall be made on the share register of the Company for the remaining Series A Preferred Shares in any case in which fewer than all of the Series A Preferred Shares held by a holder are converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the Business Day on which the notice of conversion of Series A Preferred Shares is given and, if applicable, such share certificates and other documents have been received by the Company as aforesaid.

            (5) Issue Taxes. The Company shall pay all issue taxes, if any, incurred in respect of the issue of Class B Common Shares on conversion of Series A Preferred Shares. If a holder of shares surrendered for conversion specifies that the Class B Common Shares to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, the Company shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Class B Common Shares to the name of another.

            (6) Reservation of Shares. The Company shall at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series A Preferred Shares, such number of its authorized but unissued Class B Common Shares as will from time to time be sufficient to permit the conversion of all outstanding Series A Preferred Shares. Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series A Preferred Shares, the Company shall comply with all applicable laws and regulations which require action to be taken by the Company. All Class B Common Shares delivered upon conversion of the Series A Preferred Shares will upon deliv-
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                                      -6-


ery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

            (h) Conversion Adjustments. The number of Class B Common Shares into which each Series A Preferred Share is convertible shall be subject to adjustment from time to time as follows:

            (1) Share Splits and Combinations. In case the Company shall at any time or from time to time after the Issuance Date (A) subdivide or split the outstanding Class B Common Shares, (B) combine or reclassify the outstanding Class B Common Shares into a different number of shares or (C) issue by reclassification of the Class B Common Shares any shares of the Company, then, and in each such case, the number of Class B Common Shares into which each Series A Preferred Share is convertible shall be adjusted so that the holder of any Series A Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Class B Common Shares or other securities of the Company which such holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such Series A Preferred Shares been surrendered for conversion immediately prior to the occurrence of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this subparagraph (1) shall become effective at the close of business on the day upon which such corporate action becomes effective. Such adjustment shall be made successively whenever any event listed above shall occur.

            (2) Share Dividends in Common Shares. In case the Company at any time or from time to time after the Issuance Date pays a dividend or makes a distribution in Class B Common Shares on the Class B Common Shares the number of Class B Common Shares into which each Series A Preferred Share is convertible shall be adjusted so that the holder of any Series A Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number of Class B Common Shares that such holder would have owned or have been entitled to receive after such dividend, had such Series A Preferred Shares been surrendered for conversion immediately prior to the record date for the determination of holders entitled to receive such dividend.

            (3) Distribution of Indebtedness, Securities, Cash or Assets. In case the Company distributes to all holders of Class B Common Shares (whether by dividend or other distribution, or in a merger, amalgamation or consolidation or otherwise) evidences of indebtedness, shares of any class or series, other securities, including rights or warrants to subscribe for securities, cash or assets, in each case, of the Company or any of its subsidiaries (other than a dividend or distribution which is made directly to the holders of Series A Preferred Shares pursuant to paragraph (d) above), the Company shall distribute to the holders of Series A Preferred Shares the same in an amount per Series A Preferred Share equal to the amount as would be payable with respect to
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                                      -7-


      the number of Class B Common Shares into which such Series A Preferred Share is convertible pursuant to paragraphs (g)(1) and (h).

            (4) Transactions in Which Class B Common Shares are Exchanged. In case at any time the Company shall be a party to any transaction (including, without limitation, a merger, amalgamation, consolidation, sale of all or substantially all of the Company's assets, liquidation or recapitalization of the Class B Common Shares and excluding any transaction to which clauses (1), (2) or (3) of this paragraph (h) apply) in which the previously outstanding Class B Common Shares shall be changed into or exchanged for different securities of the Company or capital stock or other securities of another corporation or entity (including cash) or any combination of any of the foregoing (each such transaction being a "Transaction"), the Company shall make all necessary provisions such that each Series A Preferred Share shall thereafter be convertible into, in lieu of Class B Common Shares, the amount of securities or other property to which such holder would actually have been entitled as a holder of Class B Common Shares upon the consummation of the Transaction if such holder had converted such Series A Preferred Shares immediately prior to such Transaction (subject to adjustments from and after consummation of the Transaction as nearly equivalent as possible to the adjustments provided for in this paragraph (h)).

                  (5) Below Market Offerings of Common Shares. In case the Company shall at any time, or from time to time, issue Common Shares (or securities convertible into, or exercisable for, Common Shares) at a price per share (or having a conversion or exercise price per share) less than the Current Market Price (or, in the case of an issuance or sale in connection with an underwritten public offering, less than 99% of the Current Market Price less underwriting discounts and commissions) as of the date of issuance of such shares or of such other securities, then, and in each such case, the number of Class B Common Shares into which each Series A Preferred Share is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of Class B Common Shares determined by multiplying (A) the number of Class B Common Shares into which such share was convertible on the day immediately prior to such date by (B) a fraction, the numerator of which shall be the sum of (i) the number of Common Shares outstanding on such date and (ii) the number of additional Common Shares issued (or into which the other securities may convert or be exercised), and the denominator of which shall be the sum of (aa) the number of Common Shares outstanding on such date and (bb) the number of Common Shares which the aggregate consideration receivable by the Company for the total number of Common Shares so issued (or into which the other securities may convert or be exercised) would purchase at such Current Market Price on such date. An adjustment made pursuant to this subparagraph (5) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such
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                                      -8-


      date. For purposes of this subparagraph (5), the aggregate consideration receivable by the Company in connection with the issuance of Common Shares, or of other securities convertible into or exercisable for Common Shares, shall be deemed to be equal to the sum of the aggregate offering price (before deduction of reasonable underwriting discounts or commissions and expenses) of all such securities plus the minimum aggregate amount, if any, payable upon conversion or exercise of any such other securities into Common Shares.

The provisions of this clause (h) shall not apply to the issuance of any Common Shares (i) pursuant to any restricted share, share option, share purchase or similar plan or arrangement for the benefit of employees or directors of the Company or any of its subsidiaries approved by the Board of Directors or a duly organized committee thereof, or (ii) issued upon conversion of Series A Preferred Shares, including pursuant to the purchase price adjustments therein.

            (i) Redemption. (1) Upon the completion of the an Initial Public Offering, the Company shall redeem outstanding Series A Preferred Shares having an aggregate Liquidation Preference and accrued but unpaid dividends equal to the net proceeds to the Company from such Initial Public Offering at the redemption price (to be paid in accordance with the next sentence) equal to 110% of the Liquidation Preference thereof, plus an amount equal to the dividends unpaid thereon, if any, whether or not declared, to the redemption date. The redemption price on any Series A Preferred Shares redeemed shall be paid as follows: (x) an amount equal to 100% of the Liquidation Preference shall be paid in cash, and (y) the remainder of the redemption price shall be paid through delivery by the Company of Class A Common Shares having a value (based on the initial offering price to the public (gross of any underwriting discounts and commissions) of the Class A Common Shares in such Initial Offering) equal to 10% of the Liquidation Preference plus an amount equal any such unpaid dividends.

            (2) Not less than 10 days nor more than 45 days (such date as fixed by the Board of Directors of the Company is referred to herein as the "Redemption Record Date") prior to the date fixed for any redemption of Series A Preferred Shares, a notice specifying the time and place of the redemption shall be given by first class mail, postage prepaid, to the holders of record on the Redemption Record Date of the Series A Preferred Shares to be redeemed at their respective addresses as the same shall appear on the books of the Company, notifying each holder of record that such Series A Preferred Shares shall be cancelled on the share register of the Company on the redemption date and thereupon the redemption price of the shares, and any unpaid dividends thereon to the redemption date, shall be paid to the order of the holder whose name appears on the share register of the Company, or if such Series A Preferred Shares are issued in certificated form, calling upon each holder of record to surrender to the Company on the redemption date at the place designated in the notice such holder's
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                                      -9-


certificate or certificates representing the Series A Preferred Shares. On or after the redemption date, each holder of Series A Preferred Shares shall, if such Series A Preferred Shares are issued in certificated form, present and surrender such holder's certificate or certificates for such shares to the Company at the place designated in the redemption notice and thereupon the redemption price of the shares, and any unpaid dividends thereon to the redemption date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled.

            (3) All redemptions or repurchases of the Series A Preferred Shares by the Company shall be made pro rata to the holders thereof.

            (j) Certain Definitions. As used in this Annexure A, the following terms shall have the following meanings, unless the context otherwise requires:

            "Board of Directors" means the Board of Directors of the Company.

            "Business Day" means any day other than a Saturday, Sunday or a United States federal or Cayman Island holiday.

            "Current Market Price" as of any given date, means (1) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, per Class A Common Share in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or (2) if the Class A Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Shares are listed or admitted to trading, or (3) if the Class A Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or (4) if on any such date the Class A Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Shares selected by the Board of Directors, or (4) if none of
(1) through (4) are applicable, the fair market value of the Class A Common Shares as determined by the Board of Directors in good faith.

            "FPC" means Fox, Paine & Company, LLC.

            "Initial Public Offering" means an underwritten initial public offering or public offerings (on a cumulative basis) of Class A Common Shares pursuant to a registration statement or registration statements under the Securities Act of 1933, as amended, with aggregate gross proceeds to the Company of at least $50 million.
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                                      -10-


            "Issuance Date" means the first date of issuance of any Series A Preferred Shares.

            (k) Headings. The headings used herein are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.